Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and effective (subject to regulatory approval) as of June 6, 2005 (the “Effective Date”) by and between AmericanWest Bancorporation, a Washington corporation (“AWBC”), its wholly owned subsidiary AmericanWest Bank, a Washington state-chartered bank (the “Bank” and, together with AWBC, “Employer”), and Diane Kelleher (“Executive”).

RECITALS

WHEREAS, Executive is being employed by Employer, and Executive is accepting such employment, as Executive Vice President/Chief Financial Officer of AWBC and the Bank; and

WHEREAS, Employer and Executive each desire to formalize the employment relationship by entering into this Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions; Construction. Defined terms used in this Agreement are capitalized and, where not expressly defined in a separate section of this Agreement, are defined as set forth in Section 16. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

2. Employment; Title. Employer hereby employs Executive, and Executive hereby accepts employment with Employer, upon the terms and conditions set forth in this Agreement. Executive’s title shall be “Executive Vice President/Chief Executive Officer”.

3. Term of Employment. The term of this Agreement (“Term”) is two years, commencing on the Effective Date. Unless earlier terminated pursuant to the provisions hereof, this Agreement shall be automatically renewed for successive two-year terms (each a “Renewal Term”) unless either party gives written notice of non-renewal to the other not less than six (6) months prior to the end of the Term. If this Agreement is not renewed or the parties do not enter into a new employment agreement at the end of the Term, then at that time, to the extent Executive remains employed by Employer, (i) Executive shall be deemed an at-will employee of Employer, (ii) Executive shall cease to have any right to continued employment under this Agreement, and (iii) upon termination of her employment, Executive shall only be entitled to receive the salary and bonuses earned and reimbursable expenses incurred through the date of such termination, together with such other benefits such as, by way of example but not limited to, Performance Stock awards and/or Stock Options granted to Executive, consistent with the terms of any such grant; provided, however, that paragraphs (b) and (c) of Section 11 of this Agreement shall survive this Agreement in the event of written notice of non-renewal by Employer without Cause such that Executive’s rights and Employer’s obligations thereunder shall continue with respect to any subsequent termination of Executive’s employment with Employer as described therein.

4. Duties. Executive will report directly to the President and Chief Executive Officer, and will perform and discharge well and faithfully the duties that may be assigned to her from time to time by the Chief Executive Officer in connection with the conduct of Employer’s business. Executive will conduct herself so as to maintain and increase the goodwill and reputation of Employer and its business and abide by all codes of ethics or other professional duties applicable to Executive. In her capacity as Executive Vice President/Chief Executive Officer, Executive shall perform the customary duties of Executive Vice President/Chief Executive Officer of a Washington commercial bank and bank holding company, including but not limited to:

(a) Oversee and direct fiscal operations for AWBC and the Bank, including budgeting, tax, accounting, purchasing, real estate, long range forecasting and insurance;

(b) Supervise the Controller relating to providing and directing procedures and computer systems necessary to maintain proper records and to afford adequate accounting controls and services, and direct the accounts payable, payroll and fixed assets accounting activities of AWBC and the Bank;

(c) Appraise on an on-going basis Employer’s financial position and issue periodic reports on Employer’s financial stability, liquidity and growth;

(d) Oversee and direct the preparation and issuance of AWBC’s annual report;

(e) Direct and analyze studies of general economic, business and financial conditions and their impact on the policies and operations of AWBC and the Bank; analyze operational issues affecting functional groups and the corporate group, and determine their financial impact;

(f) Direct and coordinate the establishment of budget programs; coordinate tax reporting programs and investor relations activities; analyze, consolidate and direct all cost accounting procedures together with other statistical and routine reports; .

(g) Maintain a good relationship with Employer’s Board, management, shareholders, other financial institutions and the investment community;

(h) Coordinate with other executive officers in the development of strategic plans and objectives for Employer;

and such other duties as are set forth in Executive’s job description or as may be assigned from time to time by Employer’s Board or Chief Executive Officer.

5. Extent of Service. Executive shall devote her entire business time, attention and energies to the business of Employer. The foregoing, however, shall not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments (subject to the limitations of Section 13) or from serving on the boards of directors of other entities, as long as such activities and services do not interfere or conflict with her responsibilities to Employer.

6. Compensation.

(a) Salary. Employer shall pay Executive a base salary at the annual rate of $150,000 payable in accordance with the standard payroll procedures of Employer but not less than monthly. Executive’s base salary may be increased annually, taking into consideration Executive’s performance for the most recent performance period and other relevant factors.

(b) Incentive Programs. Executive shall be entitled to participate in any annual and longer-term incentive programs that are adopted by Employer and that cover employees in positions comparable to that of Executive. At the discretion of the Chief Executive Officer, Executive may be awarded a bonus of up to fifty percent (50%) of her base salary, subject to the Bank’s overall performance and her specific contributions towards profitability.

(c) Performance Stock Awards and Stock Options.

(i) Discretionary Performance Shares. Employer may from time to time grant Executive shares of AWBC common stock (the “Discretionary Performance Shares”) as a Performance Stock award as Employer, at Employer’s sole discretion, may see fit. Any such Discretionary Performance Shares shall vest in accordance with the terms of the grant thereof, except that the provisions for immediate vesting thereof set forth in subparagraphs (b)(1)(v) and (c)(1)(iv) of Section 11 of this Agreement shall apply to any such Discretionary Performance Shares.

(ii) Stock Options. Employer may from time to time grant Executive stock options to purchase shares of AWBC common stock (the “Stock Options”) at the closing price of AWBC’s common stock on the date of grant as Employer, at Employer’s sole discretion, may see fit. Any such grant shall be evidenced by a separate stock option agreement and shall become exercisable (i.e., vest) in accordance with the terms of such stock option agreement, except that the provisions for immediate vesting thereof set forth in subparagraphs (b)(1)(v) and (c)(1)(iv) of Section 11 of this Agreement shall apply to any such Stock Options. All such Stock Options shall be “incentive stock options” within the meaning of the Code.

(d) Expenses. Executive shall be entitled to prompt reimbursement of all reasonable business expenses incurred by her in the performance of her duties during the Term, subject to the timely presentment of appropriate vouchers and receipts in accordance with Employer’s policies.

(e) Relocation Expenses. Executive shall be entitled to reimbursement of reasonable relocation expenses incurred in her relocation to Spokane, including but not limited to the cost of temporary housing for a period not to exceed two (2) months.

(f) Deferred Compensation. Executive may, at her option, defer income from all or part of her base salary and bonuses through a Deferred Compensation Plan that is acceptable to Employer, which acceptance shall not be unreasonably withheld.

7. Employee Benefits. Executive shall be entitled to participate in employee benefit plans or programs (including but not limited to retirement plans) of Employer, if any, to the extent that her position, tenure, salary, age, health and other qualifications make her eligible to participate, subject to the rules and regulations applicable thereto. Employer shall have no duty under this Agreement to give Executive any additional compensation to cover life insurance premiums or to maintain any life insurance on Executive’s life.

8. Vacation. Executive shall be entitled to vacation of four (4) weeks per year, at full salary, at the discretion of Executive and as time allows, so long as it is reasonable and does not jeopardize her responsibilities; provided, that at least once each year Executive must be absent from her duties with Employer for a period of at least ten (10) consecutive business days, all or any portion of which may be vacation leave. The length of vacation at any one time should not exceed two (2) weeks without the approval of the President and Chief Executive Officer.

9. Surety Bond. Executive agrees to furnish all information and take any other steps necessary to enable Employer to obtain and maintain a fidelity bond conditioned on the rendering of a true account by Executive of all moneys, goods or other property which may come into the custody, charge or possession of Executive during the Term. The surety company issuing such bond and the amount of the bond must be acceptable to Employer. All premiums on the bond shall be paid by Employer. If Executive cannot personally qualify for a surety bond at any time during the Term, Employer may terminate this Agreement immediately and such termination shall be deemed to be a termination for Cause.

10. Termination. Notwithstanding the provisions of Section 3, Executive’s employment may be terminated without any breach of this Agreement (provided that any required payments under Section 11 are duly made) under the following circumstances:

(a) Death. This Agreement shall terminate upon Executive’s death.

(b) Disability. If Executive becomes Disabled, Employer may terminate Executive’s employment hereunder by providing her written notice thereof, and such termination will be effective upon delivery of such notice.

(c) Resignation without Good Reason. Executive may terminate her employment with Employer at any time without Good Reason (as defined in Section 16) by giving Employer two (2) months’ written notice thereof. Such termination will be effective on the earlier of the last day of the notice period or the last day on which Executive performs services for Employer.

(d) Resignation for Good Reason. Executive may terminate her employment with Employer for Good Reason (as defined in Section 16) by giving Employer thirty (30) days’ written notice thereof. Such notice must describe the matter or matters which, in Executive’s opinion, form the basis for Good Reason and include a statement of her intent to terminate her employment on such basis. If the basis for Good Reason is an alleged breach of this Agreement by Employer, such notice shall describe in reasonable detail the alleged breach. If Employer cures such breach or the basis for Good Reason otherwise ceases to exist within the thirty (30) day period following Employer’s receipt of such notice, Executive shall either rescind her notice of intent to terminate and continue her employment under this Agreement, or terminate her employment under Section 10(c), in which case her notice of breach under this Section 10(d) shall be deemed to satisfy the notice requirement under Section 10(c). If Employer fails to cure its breach within, or other bases for Good Reason continue to the end of, the thirty (30) day period following Employer’s receipt of such notice, Executive’s employment shall terminate effective on the last day of such 30-day period. If Executive decides to terminate her employment as provided in Section 10(c), her employment shall terminate effective on the earlier of the last day of the notice period or the last day on which Executive performs services for Employer.

(e) Involuntary Termination Without Cause. Employer may terminate Executive’s employment at any time without Cause by giving thirty (30) days’ written notice thereof to Executive. Executive’s employment shall terminate effective on the last day of the notice period or on such earlier date as Employer specifies in the notice.

(f) Involuntary Termination for Cause. Employer may terminate Executive’s employment for Cause by giving Executive written notice of such termination and the reasons therefor. Executive’s employment shall terminate immediately upon receipt of the notice.

11. Benefits on Termination of Employment. If Executive’s employment is terminated during the Term, Executive shall be entitled to receive payments and benefits as follows:

(a) Death; Disability; Resignation without Good Reason; Termination for Cause.

If Executive’s employment is terminated as a result of death, Disability, resignation without Good Reason or termination for Cause pursuant to subparagraphs (a), (b), (c) or (f), respectively, of Section 10, Executive shall receive:

(1) her base salary through the date her employment terminates;

(2) the pro rata portion of any incentive compensation earned but not yet paid, which shall be calculated in the ordinary course and paid in accordance with Employer’s standard payroll procedures; and

(3) reimbursement of expenses described in Section 6(d) incurred but not yet reimbursed.

(b) Change of Control.

(1) If, within two (2) years following the effective date of a Change of Control (as defined in Section 16), Executive terminates her employment for Good Reason pursuant to Section 10(d) or Employer terminates Executive without Cause pursuant to Section 10(e), Executive shall receive:

(i) An amount equal to Executive’s then-current annual base salary for the greater period of (A) two (2) years or (B) the number of months remaining in the Term, including any Renewal Term then in effect;

(ii) An amount equal to the total amount of bonus paid to Executive during the calendar year immediately preceding any such termination, less any bonus paid Executive during the calendar year in which such termination occurs;

(iii) The pro rata portion of any incentive compensation earned but not yet paid, which shall be calculated in the ordinary course and paid in accordance with Employer’s standard payroll practices;

(iv) Reimbursement of expenses described in Section 6(d) incurred but not yet reimbursed; and

(v) Immediate acceleration of vesting of all Discretionary Performance Shares and/or Stock Options granted to Executive.

(2) The payment to which Executive is entitled pursuant to subparagraphs (i), (ii) and (iii) of Section 11(b)(1) shall be paid in a single installment within forty-five (45) days following the last day on which she performs services as an employee of Employer (with no percent value or other discount) or, at Executive’s option, on a deferred basis (with no premium).

(3) Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 11(b) (whether by seeking new employment or otherwise), and no such payment or benefit shall be reduced by earnings that Executive may receive from any other source.

(4) Notwithstanding anything in this Agreement to the contrary, if the total of the payments made to Executive under this Section 11(b), together with any other payments or benefits received from Employer, will be an amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Code (the “Parachute Payment Amount”), then the payment due under Section 11(b)(1)(i) shall be reduced so that the amount thereof is $1 less than the Parachute Payment Amount.

(c) Resignation for Good Reason; Termination without Cause.

(1) If Executive terminates her employment for Good Reason pursuant to Section 10(d) or Employer terminates Executive without Cause pursuant to Section 10(e), and such termination is not within two (2) years following a Change of Control, Executive shall receive:

(i) Continued payment, in accordance with Employer’s standard payroll practices, of Executive’s then-current base salary from the effective date of termination through the remainder of the Term, including any Renewal Term then in effect, but not less than for a period of one (1) year;

(ii) The pro rata portion of any incentive compensation earned but not yet paid, which shall be calculated in the ordinary course and paid in accordance with Employer’s standard payroll practices;

(iii) Reimbursement of expenses described in Section 6(d) incurred but not yet reimbursed; and

(iv) Immediate acceleration of vesting of all Discretionary Performance Shares and/or Stock Options which have been granted to Executive prior to the date of termination.

(2) Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 11(c) (whether by seeking new employment or otherwise), and no such payment or benefit shall be reduced by earnings that Executive may receive from any other source.

(d) Benefits. For the three (3) calendar months immediately following the effective date of Executive’s resignation for Good Reason pursuant to Section 10(d) or Employer’s termination of Executive without Cause pursuant to Section 10(e), Executive (and, where applicable, her dependents) shall be entitled to continue participation in the group insurance plans maintained by Employer, including life, disability and health insurance programs, as if she were still an employee of Employer. Where applicable, Executive’s salary for purposes of such plans shall be deemed to be equal to her annual salary in effect immediately prior to such termination. To the extent that Employer finds it not feasible to obtain coverage for Executive under its group insurance policies during such 90-day period, Employer shall provide Executive with individual policies which offer at least the same level of coverage and which impose not more than the same costs on Executive. The foregoing notwithstanding, in the event that Executive becomes eligible for comparable group insurance coverage in connection with new employment, Employer’s obligation to provide coverage under this Section 11(d) shall terminate immediately upon Executive’s eligibility for such coverage. Any group health continuation coverage that Employer is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) shall commence upon Executive’s election to participate therein at such time as coverage under this Section 11(d) terminates, and continue for such period of time as allowed under the COBRA regulations. Executive acknowledges that COBRA coverage will be at her own cost and expense and that failure by her to submit timely payment of premiums therefor will result in cancellation of COBRA coverage. Executive’s rights under other employee benefit plans in which she may have participated will be determined in accordance with the written plan documents governing those plans.

(e) No Other Payments or Benefits. Except as otherwise expressly provided in this Section 11 or as required by law, all of Executive’s employee benefits and compensation shall cease on the last day on which she performs services as an employee of Employer.

12. Proprietary Information.

(a) Executive agrees to comply fully with Employer’s policies relating to non-disclosure of Employer’s trade secrets and proprietary information and processes, including information regarding Employer’s subsidiaries, affiliates, customers and prospective customers. Without limiting the generality of the foregoing, Executive will not, whether during or after her employment with Employer, disclose any such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such property for her own purposes or for the benefit of any person, firm, corporation or other entity (except Employer) under any circumstances during or after her employment; provided, that after her employment ceases, this provision shall not apply to secrets, information and processes that are then in the public domain (provided that Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without Employer’s consent).

(b) Trade secrets, proprietary information, and processes shall not be deemed to include information which is:

(1) publicly known (or becomes publicly known) without the fault or negligence of Executive;

(2) received from a third party without restriction and without breach of this Agreement;

(3) approved for release by written authorization of Employer; or

(4) required to be disclosed by law; provided, however, that in the event of a proposed disclosure pursuant to this Section 12(b)(4), Executive shall give Employer prior written notice before such disclosure is made.

(c) Executive agrees that in the event that Executive’s employment terminates for any reason, Executive shall promptly deliver to Employer all property belonging to Employer, including all keys, pass cards, identification cards and all documents, equipment and materials of any nature pertaining to Executive’s employment with Employer. The obligations in this paragraph include the return of documents, equipment and other materials which may be in Executive’s desk at work, in Executive’s car or place of residence, or in any other location under Executive’s control.

(d) This Section shall survive the expiration or any earlier termination of this Agreement.

13. Noncompetition.

(a) Participation in a Competing Business. While Executive is employed pursuant to this Agreement and for the longer of (i) one year following termination of her employment for any reason or (ii) the balance of the Term remaining (not including any Renewal Term), if any (such longer period of time being the “Restricted Period”), Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, “founder,” employee, consultant or agent; provided, however, that Executive may acquire and passively own an interest not exceeding 3% of the total equity interest in a Competing Business.

(b) No Solicitation. While Executive is employed pursuant to this Agreement and during the Restricted Period, Executive will not directly or indirectly solicit or attempt to solicit (1) any employees of AWBC or the Bank to leave their employment or (2) any customers of the Bank to remove their business from the Bank (or any successor thereto), or to participate in any manner in a Competing Business.

(c) Employment Outside Washington and Idaho. Nothing in this Section 13 shall prevent Executive from accepting employment outside the states of Washington or Idaho from a Competing Business, as long as Executive will not (a) act as an employee or other representative or agent of the Competing Business within the states of Washington or Idaho, or (b) have any responsibilities for the Competing Business’s operations within the states of Washington or Idaho.

(d) Competing Business. “Competing Business” means any financial institution or trust company (including without limitation, any start-up or other financial institution or trust company in formation) that competes with, or will compete in the states of Washington or Idaho, with AWBC or the Bank (or any successor thereto).

14. Enforcement.

(a) Scope of Covenants. Employer and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and Employer, the agreements referred to in Sections 12 and 13 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Employer’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and Employer request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with Employer to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

(b) Injunctive Relief. Executive acknowledges that Employer will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 12 or 13 or threatens or attempts to do so. For this reason, under these circumstances, Employer, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Employer will not be required to post a bond as a condition for the granting of this relief.

(c) Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 12 and 13 and that Employer is entitled to require her to comply with those Sections. Sections 12, 13 and this Section 14 will survive termination of this Agreement. Executive represents that if her employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that Employer’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

15. Successors.

(a) Employer’s Successors. Employer shall require any successor to all or substantially all of Employer’s business and/or assets and liabilities (whether by purchase, merger, consolidation, reorganization, liquidation or otherwise) to assume and expressly agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if there were no succession. Employer’s failure to obtain an assumption agreement in form and substance reasonably acceptable to Executive by the effective date of such succession shall constitute a breach of Employer’s obligations to Executive under this Agreement as of the effective date of such succession and shall entitle Executive to all of the payments and other benefits described in Section 11(b).

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, it being agreed by Executive that Executive cannot assign or make subject to an option any of Executive’s rights, including rights to payments and benefits, under this Agreement.

16. Definition of Terms. The following terms used in this Agreement when capitalized have the following meanings:

(a) “Board of Directors” means AWBC’s board of directors.

(b) “Cause” means any one or more of the following:

(1) Executive’s willful misfeasance or gross negligence in the performance of her duties;

(2) Executive’s conviction of a crime in connection with her duties;

(3) Executive’s conduct that is demonstrably and significantly harmful to AWBC or the Bank, as reasonably determined by the Board of Directors on advice from legal counsel; or

(4) Executive cannot personally qualify for a surety bond as required by Section 9.

(c) “Change of Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of AWBC or the Bank, within the meaning of Section 280G of the Code; provided, however, that an internal reorganization of AWBC and its subsidiaries shall not constitute a Change of Control.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) “Disability” and “Disabled” means that Executive has been unable to perform the essential functions of her job under this Agreement, with or without reasonable accommodation, for a period of three (3) consecutive months as the result of her incapacity due to physical or mental illness.

(f) “Good Reason” means any of:

(1) a material reduction in Executive’s compensation under Section 6 or benefits under Sections 7 or 8,

(2) a material reduction in Executive’s title or responsibilities,

(3) a relocation of Executive’s principal office so that Executive’s one-way commute distance from her residence in Spokane, Washington is increased by more than forty (40) miles,

(4) failure of Employer’s successor to assume and perform this Agreement as contemplated by Section 15(a), or

(5) any material breach by Employer of this Agreement.

17. Miscellaneous.

(a) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(b) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to Executive at her residence address as maintained on Employer’s records, or to Employer at its executive offices (care of the President and Chief Executive Officer), or such other addresses as either party shall notify the other in accordance with the foregoing procedure.

(c) Force Majeure. Neither party shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said party, including, but not limited to: acts of God; acts of the public enemy; terrorism; acts of the United States of America, or any State, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes; or freight embargoes. Notwithstanding the foregoing provisions of this Section 16(c), in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the party claiming excusable delay.

(d) Integration; Amendment. This Agreement comprises the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements other than that certain Agreement for Grant of Performance Shares entered into as of June 6, 2005, whether written or oral, regarding Executive’s employment with Employer and all rights, privileges and benefits related thereto. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

(e) Waiver. Failure or delay on the part of either party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party of a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent breach by such other party.

(f) Savings Clause. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g) Authority to Contract. Employer warrants and represents that it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby, and that this Agreement is not in conflict with any other agreement to which Employer is a party or by which it may be bound. Employer further warrants and represents that the individual executing this Agreement on behalf of Employer has the full power and authority to bind Employer to the terms hereof and has been authorized to do so in accordance with Employer’s corporate organization.

(h) Dispute Resolution.

(1) Any controversy or claim between Employer and Executive arising from or relating to this Agreement or any agreement or instrument delivered under or in connection with this Agreement, including any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, shall, at the option of Executive or Employer, be submitted to arbitration, using either the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the rules of either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the United State Code. Any such arbitration shall take place in Spokane, Washington. All statutes of limitations or any waivers contained herein which would otherwise be applicable shall apply to any arbitration proceeding under this Section 16(h). The parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. Judgment upon the award rendered may be entered in any court having jurisdiction.

(2) If any arbitration, legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(k) Advice of Counsel. Before signing this Agreement, Executive either (i) consulted with and obtained advice from her independent legal counsel in respect to the legal nature and operation of this Agreement, including its impact on her rights, privileges and obligations, or (ii) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 6th day of June, 2005, effective as of the day herein first above written.

EXECUTIVE		AMERICANWEST BANCORPORATION

By	/s/ Diane Kelleher	By	/s/ Robert M. Daugherty
	Diane Kelleher		Robert M. Daugherty
President and Chief Executive Officer

AMERICANWEST BANK

		By	/s/ Robert M. Daugherty
Robert M. Daugherty
President and Chief Executive Officer